Exhibit (H)(3)

Charles Schwab & Co., Inc.

101 Montgomery Street

San Francisco, California 94104

SELLING AGENT AGREEMENT

UST Securities Corp.

499 Washington Boulevard

Jersey City, NJ 07310

Ladies and Gentlemen:

This is to confirm that, in consideration of the agreements hereinafter contained, UST Securities Corp. (the “Selling Agent”), EXCELSIOR BUYOUT INVESTORS, LLC (the “Company”), a Delaware limited liability company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and CHARLES SCHWAB & CO., INC. (“Schwab”), the distributor for the Company, have agreed that the Selling Agent shall serve as selling agent of the units of beneficial interest (the “Units”) of the Company.

1.	Description of the Offering and Sale of Units.

1.1	Based on the terms of this Agreement, on the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein, Schwab, the distributor for the Company pursuant to a Distribution Agreement dated May 8, 2003 (the “Distribution Agreement”), hereby appoints Selling Agent to serve as a non-exclusive selling agent for the sale and offer of the Units to be offered and sold in the offering described below (the “Offering”), and the Selling Agent hereby agrees to accept such appointment.

1.2	The terms of the Offering are set forth in the Company’s effective registration statement on Form N-2 filed with the Securities and Exchange Commission (the “SEC”) and the prospectus and statement of additional information included therein relating to the Units. Such (i) registration statement and (ii) prospectus and statement of additional information constituting a part thereof, each as from time to time amended or supplemented pursuant to the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act, or otherwise, are hereinafter referred to as the “Registration Statement” and the “Prospectus,” respectively, except that if any prospectus or statement of additional information, or amendment or supplement thereto, shall be provided by the Company for use in connection with the offering of the Units that differs from the Prospectus on file at the SEC at the time the Registration Statement becomes effective

(whether or not such prospectus or amendment or supplement thereto is required to be filed by the Company pursuant to Rule 497 of the 1933 Act), the term “Prospectus” shall refer to such revised prospectus and statement of additional information as so amended or supplemented from and after the time it is first provided to the Distributor for such use.

1.3	The initial closing of the Offering is expected to occur on or about the fifth business day after receipt of subscriptions for at least $50,000,000 (the “Initial Closing Date”) and the Company may continue to offer the remaining unsold Units and accept subscriptions for such Units from time to time at subsequent closings until September 30, 2003, subject to extension by the Company’s Board of Managers until December 31, 2003 (the “Subsequent Closing Dates,” and together with the Initial Closing Date, the “Closing Dates”). Subsequent Closings of the Company will be held at the discretion of the Company.

1.4	In effecting the purchase or sale of Units, the parties understand and agree that Selling Agent shall act solely as agent for Schwab and purchasers of Units, and that all purchases of Units shall be initiated solely upon the instruction and order of the purchaser thereof for such purchaser’s account and under no circumstances for the account of Selling Agent.

1.5	Neither the Selling Agent nor any other person is authorized to give any information or make any representations other than those contained in (i) the Registration Statement or Prospectus or (ii) any Sales Material (as defined in Section 2.6 below) furnished by the Company and approved by the and Schwab for use in the sale of the Units.

1.6	Selling Agent may sell Units only pursuant to properly completed and executed Subscription Agreements, in the form attached to the Prospectus, and related documents provided to the Selling Agent the Company, and in accordance with the terms of the Prospectus.

1.7	All subscriptions by the Selling Agent will be subject to confirmation and acceptance by the Company, in whole or in part. The Company reserves the right to accept or reject any such subscription. The Company shall have full authority to take such actions as it may deem advisable with respect to all matters pertaining to the Offering.

1.8	Investors who maintain a custody account at U.S. Trust normally will have their account debited to pay the subscription amount. Prospective investors who do not otherwise maintain a custody account at U.S. Trust will deposit their funds into an escrow account in accordance with the escrow agreement among the Company, PNC Bank, Delaware (the “Escrow Agent”) and PFPC Inc. (the “Escrow Administrator”), and the

funds will be invested in the Company at each closing as described in the Prospectus. Checks should be made payable to the Escrow Agent, and must be transmitted by Selling Agents directly to the Escrow Administrator by noon of the next business day after receipt. Investors who maintain a custody account at U.S. Trust may elect to make payment by check or wire as described in this Section 1.8. Selling Agent will be responsible for the prompt deposit with the Escrow Administrator of funds to be paid for the purchase of Units pursuant to instruments and procedures to be provided by the Company. Selling Agent will retain all completed and executed subscription documents, and will immediately notify PFPC Trust Company, as transfer agent, distribution paying agent and custodian of the Company, of the name and address of each new subscriber and the amount of funds that each new subscriber has deposited in escrow.

1.9	The Selling Agent shall be an independent contractor and neither the Selling Agent nor any of its directors, officers or employees as such, is or shall be, solely by reason of this Agreement, an employee of Schwab or the Company.

1.10	Concurrent with the effectiveness of the Registration Statement, the Company shall provide to the Selling Agent in writing a list of those states and other jurisdictions in which the Units are qualified for sale, together with restrictions and requirements applicable thereto, and Selling Agent will sell Units only in such states or jurisdictions and in compliance with such restrictions and requirements.

2.	Representations and Warranties of Selling Agent. Selling agent represents and warrants to Schwab and the Company that:

2.1	Selling Agent is duly and validly organized and operating in good standing under the laws of its state of organization, is qualified to do business in all states where offers or sales will take place, and is registered as a broker-dealer under applicable federal and state securities laws and is a member in good standing of the National Association of Securities Dealers, Inc. (the “NASD”) Selling Agent agree to abide by the rules and regulations of the NASD, including, without limitation, the NASD Conduct Rules (including, to the extent applicable, NASD Conduct Rules 2420, 2730, 2740 and 2750). Selling Agent agrees to provide immediate written notice to the Company and Schwab if it ceases to be registered and/or licensed as a broker and/or dealer under applicable federal and state laws or fails to be a member in good standing of the NASD.

2.2	Selling Agent has the requisite authority to enter into, execute, deliver and perform its obligations under this Agreement and that with respect to it, this Agreement is legal, valid and binding, and enforceable in accordance with its terms.

2.3	Selling Agent is either exempt from licensing or possesses all material government licenses, permits, certificates, consents, orders, approvals, memberships in self-regulatory organizations and other authorizations necessary with respect to its qualification to perform its duties under this Agreement.

2.4	All activities by the Selling Agent, its agents and employees as selling agent shall comply materially with all applicable federal and state securities and banking laws, rules and regulations, including, without limitation, the 1933 Act, the USA Patriot Act, the Exchange Act, the 1940 Act, the rules and regulations thereunder, and all applicable restrictions and requirements of each state or other jurisdiction in which the Units are qualified for sale.

2.5	The Selling Agent (i) is a financial institution required to have an anti-money laundering program under the Bank Secrecy Act, as amended; (ii) is acting on behalf of its customers in its dealings with the Company; (iii) has established and will maintain policies and procedures reasonably designed to comply with the regulations administered by the U.S. Department of Treasury’s Office of Foreign Assets Control; and (iv) has established and will maintain policies and procedures reasonably designed to prevent and detect money laundering, which policies and procedures adhere to the requirements of all applicable laws, including the Bank Secrecy Act, as amended. In the event any of the foregoing representations ceases to be true, the Selling Agent agrees to promptly notify the Company and Schwab.

2.6	Selling Agent shall not make any representation concerning the Company or its securities except those contained in the Company’s Registration Statement and Prospectus in effect during the term of this Agreement or any Sales Materials. “Sales Material,” as used herein, shall include, without limitation, promotional materials, sales literature, advertisements, press releases, announcements, circulars, research reports, market letters, performance reports or summaries, form letters, posters, signs and other similar materials, whether in print, hypertext, video, audio or other media, and any items derived from the foregoing, and including sales materials intended for wholesale use (i.e., broker/dealer use only) or retail use. The Selling Agent agrees to deliver copies of the Prospectus and Sales Materials to investors in accordance with applicable laws and the rules of the SEC and federal and state bank regulatory authorities.

2.7	During the term of this Agreement, Selling Agent agrees to notify immediately the Company and Schwab, in writing, if it becomes aware of any inaccurate or misleading statements in the Prospectus; provided that the Selling Agent shall have no duty of investigation in connection therewith.

2.8	Selling Agent agrees that it will offer Units strictly in conformity with the provisions of this Agreement and the Prospectus subject to Section 1.10 of this Agreement. No Units shall be offered by the Selling Agent under any of the provisions of this Agreement and no subscription for the purchase or sale of Units hereunder shall be accepted by the Company if and so long as the effectiveness of the Registration Statement shall be suspended under any of the provisions of the 1933 Act, or if and so long as a current prospectus as required by Section 10(b) of the 1933 Act is not on file with the SEC.

2.9	With the exception of (i) listings of product offerings and (ii) materials used by the Selling Agent on an internal basis only, Selling Agent agrees not to furnish or cause to be furnished to any third parties or to display publicly or publish any Sales Materials, except such Sales Materials relating to the Company as may be distributed to the Selling Agent by the Company and approved by Schwab. Selling Agent agrees not to furnish or cause to be furnished to any third parties or to display publicly or publish any Sales Material referring to Schwab or any of its trademarks, except, with respect to such references only, such Sales Materials as may be approved by Schwab upon the Selling Agent’s request.

2.10	Selling Agent agrees to request from the Company and the Company agrees to provide to the Selling Agent in a timely manner such number of copies of the Prospectus, applicable subscription agreements, and Sales Material as may be reasonably requested by the Selling Agent. In the event the Selling Agent elects to use such Sales Material, it is agreed that such Sales Material shall not be used in connection with this sale of Units unless accompanied or preceded by the Prospectus.

2.11	All representations, warranties and covenants by Selling Agent contained herein shall be true and correct at all times during the term of this Agreement, and shall survive termination of this Agreement.

3.	Representations and Warranties of Schwab. Schwab represents and warrants to Selling Agent that:

3.1	Schwab is duly organized and is validly existing as a corporation in good standing under the laws of the State of California and is qualified to do business in all states. Schwab is also registered as a broker-dealer under applicable federal and state laws and is a member in good standing of NASD. Schwab agrees to notify Selling Agent immediately if it ceases to be registered and/or licensed as a broker and/or dealer under applicable federal and state laws or fails to be a member in good standing of the NASD, and Schwab agrees to abide by the USA Patriot Act, the rules and regulations of the NASD, including, without limitation, the NASD Conduct Rules (including, to the extent applicable, NASD Conduct Rules 2420, 2730, 2740 and 2750).

3.2	Schwab has all the requisite authority to enter into, execute, deliver and perform its obligations under this Agreement and that, with respect to it, this Agreement is legal, valid and binding, and enforceable in accordance with its terms.

3.3	The Registration Statement, Prospectus and any Sales Materials relating to the Company provided by the Company to Selling Agent does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading with respect to any information relating to Schwab furnished in writing to the Company by Schwab expressly for use therein.

3.4	All representations, warranties, and agreements by Schwab contained herein shall be true and correct at all times during the term of this Agreement, and shall survive termination of this Agreement.

4.	Indemnification.

4.1	The Selling Agent agrees to indemnify and hold harmless Schwab (for purposes of this Section 4.1, “Schwab” shall mean Schwab, its directors, officers, employees and agents, and any person who is or may be deemed to be a controlling person of Schwab) from and against any and all losses, claims, damages, liabilities and expenses, including the reasonable costs of investigation and attorney’s fees and expenses as such expenses are incurred by Schwab in any action or proceeding between the parties hereto or between Schwab and any third party, to which Schwab may become subject under the 1933 Act, the Exchange Act, the 1940 Act or otherwise, insofar as any such loss, claim, damage, liability or expense (or action with respect thereto) is asserted by any person to whom the Selling Agent offered Units or who subscribes to Units through the Selling Agent or otherwise arises from Selling Agent’s activities pursuant to this Agreement, except insofar as such loss, claim, damage, or liability is caused by any untrue statement or omission with respect to information relating to Schwab furnished in writing to the Company by Schwab expressly for use in the Registration Statement, Prospectus, or Sales Material.

4.2	The Selling Agent agrees to indemnify and hold harmless the Company (for purposes of this Section 4.2, the “Company” shall mean the Company, its managers, officers, employees and agents, and any person who is or may be deemed to be a controlling person of the Company) from and against any and all losses, claims, damages, liabilities and expenses, including the reasonable costs of investigation and attorney’s fees and expenses as such expenses are incurred by the Company in any action or proceeding between the parties hereto or between the Company and any third party, to which the Company may become subject under the 1933 Act, the Exchange Act, the 1940 Act or otherwise, insofar as any such loss, claim, damage, liability or expense (or action with respect thereto) arises out of or is based on any untrue statement of a material fact or omission with respect to information relating to the Selling Agent furnished in writing to the Company by the Selling Agent expressly for use in the Registration Statement, Prospectus or Sales Material.

4.3	Schwab agrees to indemnify and hold harmless Selling Agent (for the purposes of this Section 4.3, “Selling Agent” shall mean Selling Agent, its directors, its officers, employees and agents of Selling Agent, and any person who is or may be deemed to be a controlling person of Selling Agent) from and against any and all losses, claims, damages, liabilities or expenses (including the reasonable costs of investigation and attorney’s fees and expenses as such expenses are incurred by Selling Agent in any action or proceeding between the parties hereto or between Selling Agent and any third party) to which Selling Agent may become subject under the 1933 Act, the Exchange Act, the 1940 Act, or otherwise, insofar as any such loss, claim, damage, liability or expense (or action with respect thereto) arises out of or is based on any untrue statement of a material fact contained in the Registration Statement, Prospectus or Sales Materials, or arises out of or is based on the failure to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Schwab’s obligation to indemnify and hold harmless Selling Agent applies only with respect to such statements or omissions of material fact relating to information about Schwab furnished in writing by Schwab expressly for use in the Registration Statement, Prospectus or Sales Materials. No indemnity hereunder shall apply with respect to any Prospectus or Sales Materials used by Selling Agent at a time not authorized under the 1933 Act or the regulations adopted thereunder, provided that Schwab or the Company has informed Selling Agent in writing that there is no such authorization, or Selling Agent otherwise knows that there is no such authorization.

4.4	The Company agrees to indemnify and hold harmless the Selling Agent (for the purposes of this Section 4.4, “Selling Agent” shall mean Selling Agent, its directors, officers, employees and agents, and any person who is or may be deemed to be a controlling person of Selling Agent) from and against any and all losses, claims, damages, liabilities and expenses (including the reasonable costs of investigating or defending such losses, claims, damages or liabilities and any attorney’s fees and expenses incurred in connection therewith) which Selling Agent may incur (i) under the 1933 Act, the 1940 Act or otherwise, arising out of or based upon any untrue statement, or alleged untrue statement, of a material fact contained in (a) the Registration Statement of the Company (including any Prospectus that is part of any such Registration Statement) or any amendment or supplement thereto, and (b) any Sales Materials relating to the Company provided to the Selling Agent by the Company (whether or not the Selling Agent has approved the use of such Sales Materials), or arising out of or based upon any omission, or alleged omission, to state a material fact required to be stated in any Registration Statement, Prospectus, or Sales Materials or necessary to make the statements therein not misleading; and (ii) as a result of any breach by the Company of any representation, warranty or covenant made by the Company under the Distribution Agreement; provided, however, that the Company’s agreement to indemnify Selling Agent (i) shall not be deemed to cover any losses, claims, damages, liabilities or expenses arising out of any untrue statements or representations contained in any Registration Statement, Prospectus or Sales Material as are furnished in writing to the Company by Selling Agent expressly for use therein; and (ii) shall not be deemed to cover any liability to the Company to which the Selling Agent would otherwise be subject by reason of willful misfeasance, bad faith, and gross negligence in the performance of its duties, or any reason of the Selling Agent’s reckless disregard for its obligations and duties under this Agreement.

4.5	If a party seeks indemnity under this Section 4 (the “indemnified party”), the indemnified party shall, promptly, after receipt of notice of commencement of any action, suit or proceeding against the indemnified party, give written notice of the commencement of such action, suit or proceeding to the other party (the “indemnifying party”), but the omission so to notify the indemnifying party shall not relieve the indemnifying party from any obligation it may otherwise have, except to the extent that it is actually harmed by such an omission. In case such notice of any such action shall be so given, the indemnifying party shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of such action, in which event such defense shall be conducted by counsel (satisfactory to the indemnified party) chosen by the indemnifying party; provided, however, that the indemnifying party shall not have the right to assume the defense of any action in which the named parties (including any implied parties) include both parties and in which counsel to either party has advised that there may be legal defenses available to one party which are in conflict with those available to the other party. If the indemnifying party elects to assume the defense of such action and it has the right to do so, the indemnified party shall bear the fees and expenses of any additional counsel it retains. If the indemnifying party does not elect to assume the defense of such action and in cases where separate counsel is retained because of the availability of conflicting defenses, the indemnifying party will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. Payment (other than the reimbursement of the indemnified party’s legal and other related fees and expenses, which will be payable to it upon receipt by the indemnifying party of a bill related thereto) shall be made upon the rendering of any final decision in such action, suit or proceeding by a court, panel of arbitrators, administrative agency or self-regulatory organization, or upon any settlement of any dispute, the subject of which involves such a claim. No such action, suit or proceeding or dispute, the subject of which involves such a claim, shall be settled by either party without notice to and consent by the other, which consent shall not be unreasonably withheld.

4.6	This Section 4 shall survive the termination of this Agreement.

5.	Termination. This Agreement shall become effective upon its execution and shall continue in force until the earlier of the date that Schwab notifies Selling Agent that the offer is terminated or complete or the date set forth in the Prospectus; provided, however, that in no case shall this Agreement remain in force beyond December 31, 2003. Prior to the last Closing Date, this Agreement may be terminated by Schwab or the Selling Agent immediately upon written notice to the other party at any time. Any expenses incurred by the Selling Agent in the performance of its efforts under this Agreement, including but not limited to expenses related to the sale of the Units, shall be at Selling Agent’s sole expense, and the foregoing shall apply notwithstanding the fact that the Offering is terminated for any reason.

6.	Arbitration. In the event of a dispute between the parties relating to or arising out of this Agreement or the parties’ relationship hereunder, the parties agree to the extent permitted by applicable law to submit the matter to arbitration in accordance with Sections 6.1, 6.2 and 6.3 below. In the event of such a dispute between the parties:

6.1	Arbitration will be held in San Francisco, California, in accordance with the rules and regulations of the NASD, except, in the event that the NASD is unwilling to accept jurisdiction of the matter, such arbitration will be held in San Francisco, California in accordance with the rules and regulations of the American Arbitration Association.

6.2	If the arbitration is brought by a party, the number of arbitrators will be three (3), and they will be selected in accordance with the rules and regulations of the NASD or American Arbitration Association, as appropriate. The arbitrators shall be attorneys who are from the securities industry as defined by the applicable arbitration rules. Any award of the arbitrators will be limited to compensatory damages and will be conclusive and binding upon the parties. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16 to the exclusion of state laws inconsistent therewith, and judgment upon the award may be entered in any court having jurisdiction.

6.3	The prevailing party shall be entitled to an award of all costs in connection with the arbitration, including reasonable attorney’s fees, from the panel. Any costs, fees or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of the award.

6.4	Nothing in this Section 6 will prevent a party from resorting to judicial proceedings or otherwise for injunctive relief to prevent serious irreparable harm or injury to the parties or others, as applicable.

6.5	In the event that a non-party to this Agreement initiates legal proceedings (including, but not limited to, an arbitration claim or a claim in state or federal court) against the parties relating to or arising out of this Agreement, the parties agree to litigate or arbitrate in the forum in which such legal proceeding is brought.

7.	Miscellaneous.

7.1	This Agreement may be amended upon the mutual written agreement of the parties hereto. This Agreement shall be in substitution of any prior agreement between the parties hereto regarding the distribution of Company shares.

7.2	The Selling Agent acknowledges that the Company reserves the right in its discretion and without prior notice to Selling Agent, subject to applicable law, to withdraw the offering of shares of the Company.

7.3	All communications shall be sent to the Company at its offices at Excelsior Buyout Investors, LLC, 225 High Ridge Road, Stamford, Connecticut 06905, to Schwab at its offices at Charles Schwab & Co., Inc., Attention: David J. Lekich 101 Montgomery Street, San Francisco, California 94104 and to Selling Agent at its offices at 499 Washington Boulevard, Jersey City, New Jersey 07310. Notice shall be deemed to have been given on the date it was either delivered personally to a party or any officer or member thereof or was either received by express delivery or telecopy (with receipt) by a party at his or her address specified in this Agreement. A party may change the address to which communications to it shall be sent by giving notice thereof in accordance with this provision.

7.4	If any provision of this Agreement is found by a court or agency of competent jurisdiction to be in violation of any state or federal law, rule or regulation, then the invalidity of such provision shall not affect the enforceability or validity of the remaining provisions.

7.5	This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to the contracts made and to be performed entirely within such state.

7.6	This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one agreement.

7.7	The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement.

Very truly yours,

CHARLES SCHWAB & CO., INC

By:	/s/ WILLIAM THOMAS

Name:	William Thomas

Title:	SVP

Date:	2/12/04

Accepted:

UST SECURITIES CORP.

By:	/s/ HUGH F. MCCAY

Name:	Hugh F. McCay

Title:	President

Address:	499 Washington Blvd., Jersey City, NJ 07310

Date:	02/10/04

EXCELSIOR BUYOUT INVESTORS, LLC

By:	/s/ DOUGLAS A. LINDGREN

Name:	Douglas A. Lindgren

Title:	Principal Executive Officer

Date: